Exhibit 10.38
Corrections Corporation of America (the “Company”)
Summary of Director and Executive Officer Compensation
I.      Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees

Board retainer	$50,000
Board meeting fee	$3,000
Audit chair retainer	$10,000
Audit member retainer	$2,000
Compensation, Nominating and Governance chair retainer	$5,000
Committee chair meeting fee (excluding Executive)	$2,500
Non-chair committee meeting fee	$2,000
     In addition to the cash compensation set forth above, each non-employee director has historically received a grant of a non-qualified option for the purchase of shares of the Company’s common stock following the Company’s annual meeting of stockholders.
II.     Executive Officer Compensation. The following table sets forth the current base salaries and the fiscal 2008 performance bonuses provided to the individuals who are anticipated to constitute the named executive officers of the Company for 2009 as well as Damon T. Hininger, the Company’s President and Chief Operating Officer.

		Fiscal 2008
Executive Officer	Current Salary	Bonus Amount

John D. Ferguson	$749,858	$958,333
Damon T. Hininger	$325,000	$352,925
Todd J Mullenger	$290,000	$364,000
Richard P. Seiter	$310,655	$397,023
G. A. Puryear, IV	$257,094	$328,571
William K. Rusak	$267,806	$342,262
     The named executive officers also participate in the Company’s 2009 Cash Bonus Plan and will continue to receive long-term incentive awards pursuant to the Company’s stockholder approved equity incentive plans.
III.    Additional Information. The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2009 annual meeting of stockholders.